Exhibit 107

CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

1. Name and address of issuer:	Invesco DB Oil Fund c/o Invesco Capital Management 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

2. The name of securities:	Common Units of Beneficial Interest

3. Securities Act File Number:	333-257268-01

4. Last day of fiscal year for which this prospectus is filed: December 31, 2021[1]

[1]

Aggregate purchase and redemption prices set forth herein reflect the period between August 26, 2021 (the first day that the Fund began selling shares on its current registration statement), and December 31, 2021 (the Fund’s fiscal year end).

5.	Calculation of registration fee: (i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):		$51,510,630.46

	(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:	$88,926,717.84

	(iii) Aggregate price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to the Commission:	$0

	(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:		$(88,926,717.84)

	(v) Net sales – if Item 5(i) is greater than Item 5(iv)
	[subtract Item 5(iv) from Item 5(i)]:		$0

	(vi) Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$(37,416,087.38)

	(vii) Multiplier for determining registration fee:		x0.0000927

	(viii) Registration fee due [multiply Item 5(v) by Item 5(vii)]:		$0

6.

Credit for Previously Paid Registration Fees:

(i) Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Shares will be partially offset by the registration fee associated with unsold securities registered pursuant to that certain registration statement on Form S-3 (File No. 333-237802-01) filed by the Fund on April 24, 2020 (the “Prior Registration Statement”). A registration fee of $400,097 was paid in connection with the registration pursuant to the Prior Registration Statement of 519,800,000 Shares, of which 507,000,000 remained unsold as of market close on August 25, 2021, and for which a filing fee of $390,629.73 was previously paid with respect to the unsold Shares. As a result, the following amount will be applied to partially offset filing fees due under Rule 456(d) as they become due:

		$390,629.73

	(ii) Previously paid registration fee credits available for use in future years – if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$390,629.73

7.	Interest due pursuant to Rule 456(d)(5) – if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:		+$	0

8.	Total of the amount of the registration fee due plus any interest due:		=$	0